Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

AETERNA ZENTARIS INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	489,189	(2)	$8.53	$4,172,782.17	$147.60 per $1,000,000	$615.91
Fees Previously Paid	-	-	-	-		-	-	-	-
Total Offering Amounts							$4,172,782.17		$615.91
Total Fees Previously Paid									$0.00
Total Fee Offsets									$0.00
Net Fee Due									$615.91

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover such additional indeterminate number of common shares (the “Common Shares”) of Aeterna Zentaris Inc. (the “Registrant”) as may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents Common Shares issuable under the 2018 Long-Term Incentive Plan dated March 27, 2018.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457 (c) and (h) of the Securities Act on the basis of the average of the high and low prices for the Common Shares as reported on the NASDAQ Capital Market on May 28, 2024.